Exhibit 99.1

Newfield Exploration Reports Second Quarter 2013 Results

o	Liquids comprise 55% of total Company production in the second quarter of 2013
o	Second quarter domestic liquids production up 17% over first quarter of 2013
o	2013 production expectations increased to 46 – 47 MMBOE (previous range: 44 – 47 MMBOE)
o	Company raises production expectations in Cana Woodford and Williston Basin for 2013
o	2013 capital investments expected to be at “upper end” of $1.7 – $1.9 billion range

The Woodlands, Texas – July 24, 2013 – Newfield Exploration Company (NYSE: NFX) today reported its unaudited second quarter 2013 financial results and provided an update on its operations. The Company’s year-to-date operational highlights are detailed in the @NFX publication, located on Newfield’s website.

Newfield will host a conference call at 7:30 a.m. CDT on July 25, 2013. To listen to the call and view the slide deck, please visit Newfield’s website at http://www.newfield.com. To participate in the call, dial 719-457-2643.

Second Quarter Financial Summary

With the process underway to divest Newfield’s international businesses, the Company is now reporting its financial and operating results for international businesses as “discontinued operations.”

For the second quarter of 2013, the Company posted income from continuing operations of $106 million, or $0.78 per diluted share. Income from discontinued operations was $5 million, or $0.04 per share. Combined net income for the second quarter of 2013 was $111 million, or $0.82 per share (all per share amounts are on a diluted basis). Net income from continuing operations for the second quarter includes the impact of the following items:

o	a net unrealized gain on commodity derivatives of $109 million ($68 million after-tax), or $0.50 per share;
o
a charge of $8 million ($5 million after-tax), or $0.04 per share related to a voluntary severance program initiated early this year. The program was implemented to lower future cash operating costs and to change the structure of the organization to better align with the Company’s future as a North American-focused resource company; and

o	a $3 million impairment ($2 million after-tax), or $0.01 per share, associated with the carrying value of a Company-owned drilling rig in the Rocky Mountains.

Excluding these items and including earnings from discontinued international operations, net income for the second quarter of 2013 would have been $50 million, or $0.37 per diluted share.

Revenues for the second quarter of 2013 were $435 million, excluding $188 million from discontinued operations. Net cash provided by operating activities before changes in operating assets and liabilities was $310 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

Second Quarter 2013 Sales Summary

Newfield’s net production in the second quarter of 2013 was 11.8 million BOE, of which 1.8 million BOE was from the Company’s international businesses, which are classified as discontinued operations. Domestic liquids production in the second quarter was up 17% compared to the first quarter of 2013. The composition of second quarter production was 44% oil, 11% natural gas liquids and 45% natural gas. Production by product is detailed in this release for the second quarter of 2013.

 “The year 2013 is shaping up to be a great one for Newfield,” said Lee K. Boothby, Newfield Chairman, President and CEO. “We are executing extremely well in our domestic focus areas and our production is running ahead of our beginning of the year expectations.  In addition, many of our project returns are benefitting from more efficient drilling, improved service costs and advancements in our completion processes. Our operational successes in 2013 are helping to build momentum for 2014 and we are confident in our ability to deliver on our three-year plan.”

2013 Production Guidance and Capital Investments

Newfield today raised its production guidance for 2013 to 46 – 47 million BOE (previous guidance was 44 – 47 million BOE). The guidance includes approximately 7.2 million BOE from discontinued international operations.

The Company increased its expectations for 2013 capital expenditures to approximately $1.9 billion, or the “upper end” of its original guidance range of $1.7 – $1.9 billion. The increase relates to:

o
increased investments in international operations related primarily to the ongoing development of the Pearl field in China and exploration drilling offshore Malaysia. The Pearl development is on schedule with first oil production expected in late 2013/early 2014;

o	a higher operated rig count in the Cana Woodford (seven rigs vs. expectation for four to six rigs); and
o	additional wells in the Cana Woodford, Williston Basin and the Eagle Ford, driven by efficiency gains in “days to depth.”

Second Quarter 2013 Operational Highlights

For complete highlights, see the Company’s @NFX publication, located on its website.

•
Domestic liquids production in the second quarter of 2013 increased 17% over the first quarter of 2013. Domestic liquids production growth in 2013 is now expected to exceed 40%, adjusted for prior year asset sales.

•
Average Cana Woodford net production in the second quarter of 2013 was 16,400 BOEPD, or 1,400 BOEPD above guidance and 14% above the first quarter 2013 average. Newfield expects that its net production in the Cana Woodford will exceed 27,000 BOEPD in late 2013, compared to its previous expectation of 26,000 BOEPD. Newfield is running seven operated rigs in the play today, above its beginning of the year estimate of four to six operated rigs. Year-to-date, drill and case costs per lateral foot in the South Cana region are about 20% lower than 2012 averages.

•
The Company’s second quarter net production in the Williston Basin averaged 11,800 BOEPD, or approximately 1,300 BOEPD above second quarter guidance. Newfield has increased its full-year expectations for Williston Basin growth to 28% compared to the original estimate of 15%. The increase is related to better well performance.

•
Average net production in the Eagle Ford was 7,500 BOEPD, slightly above guidance for the quarter. Six new operated super extended lateral (SXL) wells were completed in the second quarter. Newfield’s net Eagle Ford production is expected to increase 13% quarter-over-quarter in the third quarter of 2013 with 16 new SXL well completions planned. Drill and complete costs in the Eagle Ford are down 18% year-to-date compared to 2012 averages. Second quarter 2013 completed well costs averaged $7.5 million. The Company’s full-year 2013 Eagle Ford production is expected to increase more than 75% over 2012.

•
Uinta Basin sales in the second quarter averaged 22,500 BOEPD, compared to guidance of 22,000 BOEPD. Newfield was able to transport by rail more than 250,000 barrels of oil during the quarter, allowing the Company to reduce oil in inventory and manage production during planned refinery turnarounds in the Salt Lake City area. Refining capacity expansions are underway in the Salt Lake City area and additional markets outside of Salt Lake City are being tested for marketing future oil. Uinta Basin production is expected to increase about 10% in 2013, consistent with original guidance.

•	The divestiture process for the Company’s international businesses is underway and progressing as planned.

Full-Year 2013 Guidance

Newfield expects 2013 total company production will range from 46 – 47 million BOE, which includes an estimated 7.2 MMBbls from discontinued operations. The table below details the Company’s growth forecast through 2015 and its planned capital investment ranges for 2013.

	2012*	2013e	2014e	2015e
Domestic Production:
Oil (MMBO)	11.1	13.5 - 14.5	16.8 - 19.0	20.6 - 25.3
NGLs (MMBbls)	2.3	4.8 - 4.9	7.2 - 8.0	6.9 - 8.5
Natural Gas (BCF)	140	122 - 125	114 - 132	112 - 136
Domestic Total (MMBOE)	36.8	38.6 - 40.2	43.0 - 49.0	46.0 - 57.0
YoY Domestic Liquids Growth	27%	41%	38%	20%
YoY Domestic Gas Growth	(7%)	(12%)	1%	--
YoY Domestic Total Growth	3%	7%	18%	12%

International Production:
Oil (MMBO)	9.9	7.2
Natural Gas (BCF)	1.2	--
International Total (MMBOE):	10.1	7.2
Total Production (MMBOE):	46.9	45.8 – 47.4

* Excludes Production from Assets Sold

2013 Costs and Expense Guidance

The Company’s cost and expense guidance is shown on a unit of production basis. The information is presented separately for Newfield’s domestic business (continuing operations) and its international business (discontinued operations). Financial results from discontinued operations will be reported separately on the income statement.

	Domestic	International
Operating Expenses:
Recurring LOE (per BOE):	$5.20 - $5.80	$16.65 - $18.40
Major Expense (per BOE):	$1.45 - $1.70	$2.00 - $2.20
Transportation (per BOE):	$3.25 - $3.75	--
Total LOE (per BOE)	$9.90 - $11.25	$18.65 - $20.60
Production & Other Taxes (per BOE):	$2.35 - $2.60	$31.80 - $37.40
DD&A Expense (per BOE):	$16.50 - $17.25	$30.00 - $31.50
General & Administration (G&A), net (per BOE):	$5.00 - $5.50	$1.25 - $1.75
Capitalized Internal Costs (per BOE):	($2.40 - $2.70)	($5.75 - $6.25)
Interest Expense (per BOE):	$5.00 - $5.20	--
Capitalized Interest (per BOE):	($1.20 - $1.40)	--
Effective Tax Rate:	35% - 40%	60% - 80%
_______________________________________

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on North American resource plays of scale. Our principal domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. Internationally, we have oil developments offshore Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, planned capital expenditures, and estimated production, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces in the Uinta Basin, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions. In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2012 Annual Report on Form 10-K and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5201
Email: info@newfield.com

	2Q13 Actual
2Q13 Actual Results	Domestic (Continuing Operations)	Int'l (Discontinued Operations)	Total

Production/LiftingsNote 1
Crude oil and condensate - MMBbls	3.4	1.8	5.2
Natural gas - Bcf	31.9	—	31.9
NGLs - MMBbls	1.3	—	1.3
Total MMBOE	10.0	1.8	11.8

Average Realized PricesNote 2
Crude oil and condensate - $/Bbl	$84.52	$104.28	$91.36
Natural gas - $/Mcf	$3.91	$—	$3.91
NGLs - $/Bbl	$29.06	$—	$29.06
Bbl equivalent - $/BOE	$45.78	$104.28	$55.02

Operating Expenses:
Lease operating ($MM)
Recurring	$55.9	$30.9	$86.8
Major (workovers, etc.)	$15.3	$3.0	$18.3
Transportation	$36.2	$—	$36.2

Lease operating (per BOE)
Recurring	$5.89	$17.10	$7.65
Major (workovers, etc.)	$1.59	$1.68	$1.60
Transportation	$3.76	$—	$3.17

Production and other taxes ($MM)	$21.2	$65.3	$86.5
per BOE	$2.20	$36.17	$7.57

General and administrative (G&A), net ($MM)	$53.9	$5.0	$58.9
per BOE	$5.60	$2.81	$5.16

Capitalized internal costs ($MM)			$(36.7)
per BOE			$(3.21)

Interest expense ($MM)			$50.6
per BOE			$4.43

Capitalized interest ($MM)			$(13.3)
per BOE			$(1.17)

______ Note 1: Represents volumes lifted and sold regardless of when produced. Includes natural gas produced and consumed in our operations of 2.2 Bcf during the three months ended June 30, 2013.
Note 2: Average realized prices include the effects of hedging contracts. If the effects of these contracts were excluded, the average realized price for domestic and total natural gas would have been $3.74 and $3.74 per Mcf, respectively and the domestic and total crude oil and condensate average realized prices would have been $83.66 and $90.80 per barrel, respectively. We did not have any hedging contracts associated with NGL production as of June 30, 2013.

CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in millions, except per share data)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012

Oil, gas and NGL revenues	$435	$350	$805	$753

Operating expenses:
Lease operating	107	103	195	205
Production and other taxes	21	15	33	36
Depreciation, depletion and amortization	164	172	311	338
General and administrative	54	59	99	104
Total operating expenses	346	349	638	683

Income from operations	89	1	167	70

Other income (expenses):
Interest expense	(50)	(49)	(101)	(100)
Capitalized interest	13	18	27	36
Commodity derivative income	117	135	33	159
Other	2	(4)	4	(2)
Total other income (expense)	82	100	(37)	93

Income from continuing operations before income taxes	171	101	130	163

Income tax provision	65	37	49	60
Income from continuing operations	106	64	81	103
Income from discontinued operations, net of tax	5	71	22	148
Net income	$111	$135	$103	$251

Earnings per share:
Basic
Income from continuing operations	$0.78	$0.47	$0.60	$0.76
Income from discontinued operations	0.04	0.53	0.16	1.10
Basic earnings per share	$0.82	$1.00	$0.76	$1.86
Diluted
Income from continuing operations	$0.78	$0.47	$0.60	$0.76
Income from discontinued operations	0.04	0.53	0.16	1.09
Diluted earnings per share	$0.82	$1.00	$0.76	$1.85

Weighted-average number of shares outstanding for basic income (loss) per share	135	134	135	134

Weighted-average number of shares outstanding for diluted income (loss) per share	136	135	136	135

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)
	June 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$51	$88
Derivative assets	65	125
Other current assets	643	653
Total current assets	759	866

Property and equipment, net (full cost method)	7,419	6,902
Derivative assets	60	17
Other assets	143	127
Total assets	$8,381	$7,912

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Derivative liabilities	6	6
Other current liabilities	970	953
Total current liabilities	976	959

Other liabilities	42	47
Derivative liabilities	—	15
Long-term debt	3,276	3,045
Asset retirement obligations	140	132
Deferred taxes	1,040	934
Total long-term liabilities	4,498	4,173

STOCKHOLDERS' EQUITY
Common stock and additional paid-in capital	1,508	1,487
Accumulated other comprehensive loss	(4)	(7)
Retained earnings	1,403	1,300
Total stockholders' equity	2,907	2,780
Total liabilities and stockholders' equity	$8,381	$7,912

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	For the Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$103	$251
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation, depletion and amortization	439	465
Deferred tax provision	68	54
Stock-based compensation	17	17
Commodity derivative income	(33)	(159)
Cash receipts on derivative settlements, net	35	86
Other non-cash charges	4	3
	633	717
Changes in operating assets and liabilities	(23)	(142)
Net cash provided by operating activities	610	575

Cash flows from investing activities:
Additions to oil and gas properties and other	(890)	(888)
Acquisitions of oil and gas properties	(3)	(9)
Proceeds from sales of oil and gas properties	19	329
Redemptions of investments	1	—
Net cash used in investing activities	(873)	(568)

Cash flows from financing activities:
Net proceeds (repayments) under credit arrangements	231	(86)
Proceeds from issuance of senior notes	—	1,000
Repayment of senior subordinated notes	—	(325)
Other	(5)	(16)
Net cash provided by financing activities	226	573

Increase (decrease) in cash and cash equivalents	(37)	580
Cash and cash equivalents, beginning of period	88	76

Cash and cash equivalents, end of period	$51	$656

Explanation and Reconciliation of Non-GAAP Financial Measures
Earnings Stated Without the Effect of Certain Items
Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the second quarter of 2013 stated without the effect of certain items to net income is shown below:

2Q13
(in millions)
Net income	$111
Net unrealized gain on commodity derivatives(1)	(109)
Income tax adjustment for above items	41
Earnings stated without the effect of the above items	$43

(1) The determination of "Net unrealized gain on commodity derivatives" for the second quarter 2013 is as follows:

2Q13
(in millions)
Commodity derivative income	$117
Cash receipts on derivative settlements, net	(8)
Net unrealized gain on commodity derivatives	$109

Net Cash Provided by Operating Activities Before Changes in Operating Assets and Liabilities
Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

2Q13
(in millions)
Net cash provided by operating activities	$251
Net change in operating assets and liabilities	59
Net cash provided by operating activities before changes
in operating assets and liabilities	$310